Exhibit 10.2
ASSET PURCHASE AGREEMENT
THIS AGREEMENT made as of the 12th day of November, 2008 (the “Effective Date”), by and among Destron Fearing Corporation, a Delaware corporation (“Seller”), Digital Angel Corporation, a Delaware Corporation (“Digital Angel”), and VeriChip Corporation, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller is the wholly-owned subsidiary of Digital Angel and is the owner of certain proprietary technologies, processes, and other assets relating to and used in the business of manufacturing and selling radio-frequency and visual identification products;
WHEREAS, a component of Seller’s business includes the manufacture and sale of human-implantable passive radio-frequency identification microchips (“Human RFID Product”), which are exclusively sold to Buyer and components related thereto, including readers, transponders, implanters, and packaging devices, and related services (the “Business”);
WHEREAS, Buyer develops, markets, and sells RFID systems used to identify, locate and protect people, including the identification of people in medical emergencies, which systems use the Human RFID Product, and components related thereto, including readers, transponders, implanters, and packaging devices, and which future systems, products, components and services developed by or on behalf of Buyer may use the Human RFID Product or portions thereof (“Human RFID Field”); and
WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and receive from Seller all, right, title and interest in and to certain Seller’s assets used or useful in connection with the operation of the Business in the Human RFID Field, so as to permit Buyer to independently pursue the development and improvement of the Business in the Human RFID Field.
IT IS THEREFORE AGREED:
ARTICLE I.
ASSETS TO BE PURCHASED
1.1. Description of Assets. Upon the terms and subject to the conditions hereof, on the Closing Date (as defined in Section 9.1) Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of Seller’s assets that are limited to the operation of the Business in the Human RFID Field, excluding the Excluded Assets (as defined below), but including, without limitation, the following assets (collectively referred to as the “Purchased Assets”) which shall be conveyed in the manner described:
(a) The patents and patent applications, including divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable) listed on Schedule 1.1(a) shall be transferred and assigned to Buyer (“the Assigned Patents”), pursuant to an Assignment of Patent, annexed hereto as Schedule X, and Seller and Digital Angel shall receive from Buyer a full and irrevocable covenant not to sue for Seller’s or Digital Angel’s use of such patents and patent applications as more fully described in Section 5.4 of this Agreement;

(b) The patents and patent applications, including divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable) listed on Schedule 1.1(b) are used or usable by Seller in its business and shall be retained by Seller for use in its business (“Retained Patents”), but Buyer shall receive from Seller and Digital Angel a full and irrevocable covenant not to sue for Buyer’s use of such patents and patent applications in its Business as more fully described in Section 4.7 of this Agreement;
(c) The FDA classification decision issued to Seller on October 12, 2004 (“FDA Decision”) for the Human RFID Product identified as 21 CFR §880.6300 as an “Implantable Radiofrequency Transponder System for Patient Identification and Health Information,” including all records and papers relating to such FDA Decision, shall be assigned and delivered to Buyer;
(d) The goodwill, supplier relationships, licenses, permits, production documents, technical specifications, assembly standards, and packaging instructions, relating to or used in the manufacture and assembly of the Human RFID Product, applicable only to the Human RFID Product, and other general intangibles of Seller relating to the Business, shall be assigned and delivered to Buyer;
(e) All of Seller’s rights, obligations, and interest in that certain Glucose Sensor Development Agreement among Seller, Buyer, and Receptors LLC dated as of January 1, 2008 shall be assigned to Buyer and Seller shall have no further rights relating thereto, except that Buyer’s rights to sue are limited as set forth in the covenant not to sue set forth in Section 5.4 of this Agreement;
(f) Copies of all papers and records (in paper or electronic format) primarily relating to the Business, and all technical and descriptive materials primarily relating to the Business, shall be delivered to Buyer;
(g) Copies of all manufacturing designs, design specifications (including design logic and flowcharts) technical information, manufacturing instructions, schematic designs, printed circuit board layouts, testing specifications, user guides, processes, improvements, copyrights, mask works, design rights, and know-how relating to, used or useful with respect to the Human RFID Products and components related thereto, including the pocket readers, transponders, implanters, and packaging devices relating thereto, in each case as used in the past and as currently used, (“Know-How”) shall be delivered to Buyer; and

(h) Seller shall, transfer all Know-How and technical expertise to Buyer relating to the manufacture of the Human RFID Products and components related thereto, including the pocket readers, transponders, implanters, and packaging devices for sale in the Human RFID Field, and shall provide Buyer with training, support and continued transfers of such Know-How and technical expertise, as more fully described in Article 10 of this Agreement.
1.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all of the assets owned by Seller relating to any business or venture of Seller that may also have application to the Human RFID Field and related Business (excluding, however, the Purchased Assets listed above) are retained by Seller and are not transferred by this Agreement (collectively, the “Excluded Assets”); however, Seller agrees that the Buyer may use any intellectual property rights of Seller (that exist as of the date of this Agreement) that are included in such Excluded Assets that are necessary to the Business.
1.3. Certain Agreements. Upon Closing, the parties agree to terminate, assign, or enter into certain agreements, as follows:
(a) FDA Decision Assignment. Seller shall assign the FDA Decision regarding the Human RFID Product to Buyer through delivery of an assignment letter in a form substantially similar to that set forth in Exhibit A to this Agreement, which assignment letter shall be delivered by Seller to Buyer at Closing.
(b) 2006 Tax Allocation Agreement. Upon Closing, the 2006 Tax Allocation Agreement dated as of December 21, 2006, between Buyer and Digital Angel, shall immediately terminate and shall be of no further effect.
(c) Letter Agreements between Digital Angel and Buyer. Simultaneously with the Closing, the Letter Agreement dated as of May 15, 2008, between Buyer and Digital Angel, shall be terminated and shall have no further force or effect, except for Sections 8(b) and 8(f) thereunder. Additionally, the Letter Agreement dated as of December 17, 2007 between Buyer and Digital Angel, shall be terminated and shall have no further force or effect.
(d) Resignation of Joseph J. Grillo. Simultaneously with the Closing, Joseph J. Grillo, Digital Angel’s Chief Executive Officer and President, shall resign from Buyer’s Board of Directors.
(e) Benefits Programs. Buyer’s participation in Digital Angel’s health and other employee benefit plans and insurance programs, including medical, hospitalization, dental, vision, disability and life, as well as Buyer’s participation in the Digital Angel 401(k) Plan (the “DA Plan”), shall cease no later than January 1, 2009. Buyer and Digital Angel shall take all action necessary to spin-off the assets of the DA Plan attributable to employees of Buyer into a separate defined contribution plan (the “Spun-Off Plan”), the terms of which will be substantially identical to the DA Plan, as soon as practicable after Closing. No distribution of account balances shall be made to any employees of Buyer solely as a result of the transactions contemplated by this Agreement, including the cessation of Buyer’s status as a participating employer in the DA Plan.

(f) Amended and Restated Supply, License and Development Agreement. Upon Closing, the Amended and Restated Supply, License, and Development Agreement dated as of December 27, 2005 (as amended) between Seller and Buyer, including but not limited to the letter agreement amendment dated December 17, 2007, shall immediately terminate and have no further effect, and all obligations and claims of Buyer and Seller thereunder shall be terminated and released. Notwithstanding the foregoing, Seller agrees that (i) the product warranties under Sections 8(b) of the Amended and Restated Supply, License, and Development Agreement shall continue to apply to products sold to Buyer under such Agreement, subject to the limitations of Section 8(c), (d) and (e) thereof, and (ii) the indemnification provisions of Section 8(f), (g) and (h) of the Amended and Restated Supply, License, and Development Agreement shall survive through March 4, 2013 for claims associated with the products purchased under the Amended and Restated Supply, License, and Development Agreement.
(g) Glucose Sensor Development Agreement. Upon Closing, Seller shall assign to Buyer and Buyer shall accept all of Seller’s rights, obligations, and interest in that certain Glucose Sensor Development Agreement dated January 1, 2008 among Seller, Buyer, and Receptors LLC (the “Glucose Sensor Development Agreement”).
ARTICLE II.
ASSUMPTION OF LIABILITIES AND OBLIGATIONS
2.1 Other than assuming Seller’s obligations to perform under applicable assigned agreements, if any, Buyer shall have no responsibility or liability for any liabilities or other obligations of Seller and Seller shall retain, and be responsible for paying, performing and discharging when due, all liabilities of Seller, regardless of when incurred. Buyer is not, directly or indirectly, assuming any debt, or liability of or claim against Seller of any kind whatsoever, whether known or unknown, actual or contingent, matured or unmatured, currently existing or arising in the future.
ARTICLE III.
PURCHASE PRICE
3.1 Consideration. The aggregate consideration to be paid by Buyer to Seller for the Purchased Assets, the agreement not to compete and Seller Covenant Not to Sue, and the assignment of certain contracts, shall be Five Hundred Thousand Dollars ($500,000.00) payable in cash on the Closing Date (the “Purchase Price”).
3.2 Allocation of Purchase Price. The manner in which the purchase price set forth in Section 3.1 shall be allocated among the Assets shall be as set forth in Schedule 3.2 attached hereto. Seller and Buyer agree that the purchase price allocation set forth in Schedule 3.2 has been determined in good faith and at arm’s length, and that neither party shall take a position in reporting income taxes which is inconsistent with such allocation.
3.3 Transfer Taxes. Seller shall pay any sales, use, excise or other transfer taxes imposed upon Seller by applicable law in connection with the transfer of the Assets. To the extent permitted by applicable law, the parties hereto shall cooperate in minimizing any sales, use, excise or other transfer taxes.

ARTICLE IV.
COVENANTS, REPRESENTATIONS AND WARRANTIES
OF SELLER AND/OR DIGITAL ANGEL
As an inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and Digital Angel, as applicable, hereby represent, warrant and covenant to Buyer as follows:
4.1. Organization; Enforceability. Each of Seller and Digital Angel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of Seller and by the Board of Directors of Digital Angel. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of both Seller and Digital Angel, enforceable against Seller and Digital Angel in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.
4.2. No Breach or Default. Except as set forth in Schedule 4.2, the execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:
(a) Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release Seller from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Seller is now a party or by which any of its properties or assets may be bound or affected;
(b) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or
(c) Violate any provision of the Certificate of Incorporation or Bylaws of Seller.
4.3. Bankruptcy and Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Seller.
4.4. Title to Assets. Except as set forth in Schedule 4.2, all of the Purchased Assets are owned by Seller. On the Closing Date, Seller will convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of all leases, security interests, liens, encumbrances on title, mortgages, pledges, conditional sale and other title-retention agreements, covenants, restrictions, easements, reservations and other burdens or charges of title every kind and nature (collectively, “Liens”).

4.5. Intellectual Property.
(a) Except as set forth on Schedule 4.2, as of the Closing Date, Seller is the owner of all right, title and interest in and to each of the Assigned Patents and each such Assigned Patent is free and clear of any Liens.
(b) To the Knowledge of Seller and Digital Angel, the use, operation or other exploitation of the Purchased Assets transferred to Buyer hereunder by Seller prior to the date hereof does not infringe or misappropriate any of the intellectual property rights of any other person or entity, and Seller has not received written notice from any person or entity claiming that such Purchased Assets infringes or misappropriates any of the intellectual property rights of any person or entity. To the Knowledge of Seller and Digital Angel, the use, operation or other exploitation of the Purchased Assets in the Human RFID Field does not infringe or misappropriate any of the intellectual property rights of any other person or entity. Seller has not licensed from any third party any intellectual property rights that would be necessary for Buyer’s manufacture, sale and exploitation of the Human RFID Products sold by Buyer as of the date of this Agreement. The term “Knowledge” as used in this Agreement shall mean the actual knowledge of Joseph Grillo, Lorraine Breece, Patricia Petersen, Randy Geissler, and Ezequiel Mejia.
(c) To Seller’s and Digital Angel’s Knowledge, no person or entity is infringing upon the Assigned Patents in the Human RFID Field.
(d) To the Knowledge of Seller and Digital Angel, none of the Assigned Patents is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use (as contemplated by this Agreement) or enforceability of such Assigned Patents.
(e) To the Knowledge of Seller and Digital Angel, the Know-How is not subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the use (as contemplated by this Agreement) of such Know-How (as contemplated by this Agreement).
4.6. Litigation and Governmental Action. There are no suits, actions or claims, legal, administrative or arbitration proceedings pending or, to Seller’s or Digital Angel’s Knowledge, threatened against Seller or Digital Angel, or to which Seller or Digital Angel is a party (whether or not covered by insurance) which in any manner relate to or affect the Purchased Assets. To Seller’s and Digital Angel’s Knowledge, no claims or suits will arise as a direct or indirect result of this transaction. To Seller’s and Digital Angel’s Knowledge, there is not outstanding any notice, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal relating to or affecting the Purchased Assets.

4.7. Seller Covenant Not To Sue. As inducement for the purchase of the Purchased Assets by Buyer, Seller and Digital Angel each agrees to the provisions set forth in this Section 4.7.
(a) Definitions. For purposes of this Section 4.7, the following definitions apply:
(i) “Affiliate” means any person or entity controlled by, under common control with, or which controls, another person or entity.
(ii) “Buyer Parties” means Buyer, and any and all manufacturers, suppliers, distributors, sellers, sublicensees, purchasers, contractors, or users of any component, equipment, or product manufactured or sold by or for Buyer for use in the Human RFID Field, or any services relating to the Human RFID Field, and including Buyer’s successors and assigns.
(iii) “Improvements” means any invention, discovery or development, modification, derivative work, enhancement or improvement to the Subject Technology, created by or on behalf of any Buyer Party, Seller or Digital Angel for use with, or otherwise useful with respect to, the Subject Technology, that exist as of the date of this Agreement.
(iv) “Know-How” means the trade secrets and business know-how of Seller, relating to devices and processes which are useful in the Human RFID Field, including specifically the past, present and future information and Know-How (as defined in section 1.1(g) above) used or useful in the manufacture of the Human RFID Product, components related thereto, including readers, transponders, implanters, and packaging devices, and related services, and under any other intellectual property owned by Seller or its Affiliates that is, or could be, used for human applications whether or not covered in the Retained Patents, that exist as of the date of this Agreement.
(v) “Licensed Territory” means the world.
(vi) “Subject Technology” means the Retained Patents, the Know-How, any copyrights related to the Know-How, and all Improvements, that exist as of the date of this Agreement.
(b) Covenant Not to Sue.
(i) Each of Digital Angel and Seller on its own behalf and on behalf of all of its Affiliates, irrevocably relinquishes to Buyer, waives with respect to Buyer and agrees to not assert against any Buyer Party at any time after the Closing Date, any and all claims Seller or Digital Angel may have, now or in the future, whether arising at law or equity (including rights of accounting, notice of transfer or disclosure and sharing of profits, but excluding only the rights and obligations expressly set forth in this Agreement), relating to or arising out of the Subject Technology, arising from the manufacture, use, sale, offer for sale, importation, modification or improvement of any product or service in the Human RFID Field, including, without limitation, claims for patent and copyright infringement.
(ii) Each of Digital Angel and Seller, on its own behalf and on behalf of all of its Affiliates, covenants not to sue any Buyer Party in connection with any Improvements, Digital Angel and Seller acknowledging that Buyer Parties may copy, make derivative works of, sublicense, distribute and publicly perform any of the Subject Technology including any Improvements thereto, subject only to the obligations of Section 10.2 below.
(iii) Each of Digital Angel and Seller irrevocably covenants to require (i) any transferee, assignee or successor to any of the Subject Technology and (ii) any exclusive licensee of any of the Subject Technology to agree that it will be bound by the covenant not to assert claims against the Buyer Parties set forth in this Section 4.7, and that it will require any of its transferees, assignees or successors to agree to be bound by such covenant.
(c) Additional Warranties.
(i) To the Knowledge of Seller and Digital Angel, Seller hereby represents and warrants to Buyer that it is the lawful owner of all proprietary rights in and to the Subject Technology (excluding Improvements made by Buyer).
(ii) To the Knowledge of Seller and Digital Angel, Seller knows of no third party intellectual property rights, or any intellectual property rights held by any of its Affiliates, which would be infringed by Buyer’s use of the Subject Technology in the Human RFID Field. Seller has not licensed the Subject Technology to any third party for use in the Human RFID Field.
(d) Term and Termination. The term applicable to this Section 4.7 shall begin on the Effective Date and shall continue until the expiration of all of the rights under the Subject Technology. No termination or expiration of the Agreement shall cause this Section 4.7 to terminate.
(e) Assignment. Seller shall not assign or license the Retained Patents or the Know-How to any assignee or licensee whose business includes the manufacture or sale of Human RFID Product.  Buyer may transfer, assign and sublicense any of the rights privileges, obligations, or benefits conferred by this Section 4.7 except to any entity whose business would be competitive with Seller’s or Digital Angel’s.

4.8 Additional Seller Covenants. Seller, on behalf of itself, its Affiliates, and its successors and assigns covenants and agrees that it shall not transfer, assign, sublicense or otherwise grant to any third party, rights to use any of the rights under the Retained Patents or Know-How in the Human RFID Field.
4.9 Glucose Sensor Development Agreement. To the Knowledge of Seller and Digital Angel, Seller has not breached or defaulted on its obligations under the Glucose Sensor Development Agreement, and has received no notice of any breach or default under such agreement. Seller will continue to hold in confidence and shall not use any confidential information received in connection with the Glucose Sensor Development Agreement.
4.10 Know-How. Seller hereby grants to Buyer a license to use the Know-How. Buyer shall have the right to copy, make derivative works of, improve, modify, sublicense, and distribute the Know-How.
4.11 Chip Storage. Seller currently is storing approximately 13,000 chips that are owned by Buyer. Buyer agrees to take possession of such chips no later than December 31, 2009. Upon the request of Buyer, Seller will re-sterilize and repackage the chips for a new five year life at Buyer’s expense.
4.12 No Knowledge of Invalidity. The Seller has no Knowledge of information, materials, facts, or circumstances that would constitute prior art or that would render any of the Assigned Patents invalid or unenforceable. To the Knowledge of Seller and Digital Angel, neither the Seller, Digital Angel nor any of their affiliates has misrepresented, or failed to disclose, or knows of any misrepresentation or failure to disclose, any fact or circumstances in any application for the Assigned Patents that would constitute fraud or a misrepresentation with respect to the application or that would otherwise, as a matter of law, cause any Assigned Patents to be rendered unenforceable.
4.13 Infringement Claims. To the Knowledge of Seller and Digital Angel, the Seller has the sole and exclusive right to bring actions for management or unauthorized use of the Assigned Patents and Retained Patents (including the right to seek past and future damages).
4.14 No Disputes. There are no contracts or material disputes between the Seller and any third party with respect to the Assigned Patents, Retained Patent and Know-How under which there is any material dispute regarding the scope of the contract or regarding performance under the contract.
4.15 Access To Patent/Intellectual Property Counsel. Seller and Digital Angel agree that Buyer shall have access to, and may engage as counsel to Buyer, the patent and intellectual property counsel engaged by either of them, and each agrees to execute any conflict waiver reasonably requested by such counsel, excluding, however, any engagement directly adverse to Seller or Digital Angel.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into and perform its obligations under this Agreement, Buyer hereby represents, warrants and covenants to Seller as follows:
5.1. Organization; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of Buyer. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.
5.2. No Breach or Default. The execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:
(a) Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release Buyer from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound or affected;
(b) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or
(c) Violate any provision of the Certificate of Incorporation or Bylaws of Buyer.
5.3. Bankruptcy and Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Buyer.
5.4 Buyer’s Covenant Not to Sue. For the life of the Assigned Patents, Buyer agrees and covenants not to bring any legal or administrative proceeding whatsoever against Seller or Digital Angel for any and all past, present, or future claims of infringement of the Assigned Patents arising from the manufacture, use, sale, offer for sale or import of any product in the animal applications field, which such product, but for the covenant not to sue granted herein, would directly infringe, induce infringement of, or contribute to the infringement of a viable claim of the Assigned Patents (the “Buyer Covenant Not to Sue”). This Buyer Covenant Not to Sue does not grant to Seller a license, implied license or any other right to any of the Assigned Patents.

ARTICLE 6.
AS IS, WHERE IS
6.1 Except for the representations and warranties of Seller and Digital Angel expressly set forth in this Agreement, Buyer agrees that the Purchased Assets are being acquired “as is, where is” at Closing, and in their condition at Closing “with all faults,” and that buyer is relying on its own examination of the Purchased Assets.  Without limiting the generality of the foregoing and except for the representations and warranties expressly set forth in this Agreement, Buyer understands and agrees that Seller and Digital Angel expressly disclaim any representations or warranties as to the title, condition, value or quality of the Purchased Assets, and any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets or any part thereof, or as to the workmanship thereof or the absence of any defects therein, whether latent or patent.  Except for the representations and warranties of Seller and Digital Angel expressly set forth in this Agreement, Buyer further agrees that no information or material provided by or communication made by Seller or Digital Angel, or by any representative of either Seller or Digital Angel, will constitute, create or otherwise cause to exist any representation or warranty.
ARTICLE 7.
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
Unless waived by Buyer, the obligations of Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:
7.1 Seller’s Closing Documents. Seller shall have executed (as appropriate) and delivered to Buyer all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to Buyer.
7.2 Authorization. Seller shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.
7.3 Conveyance Instruments. Warranty bills of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all of Seller’s title to and interest in the Purchased Assets.
ARTICLE 8.
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
Unless waived by Seller, the obligations of Seller under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:
8.1 Cash Payment. Buyer shall have delivered the Purchase Price to Seller.
8.2 Buyer’s Closing Documents. Buyer shall have executed (as appropriate) and delivered to Seller all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to Seller.

8.3 Authorization. Buyer shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.
8.4 Lenders’ Consent. Seller shall have received the consent of its lenders for the transactions contemplated hereby, including the agreement to release the security interests held by lenders in the Purchased Assets immediately upon payment by Buyer of the Purchase Price.
8.5 Sale of VeriChip Shares. Digital Angel shall have executed and closed on a transaction to sell all of the common stock of Buyer (VeriChip Corporation) owned by Digital Angel.
ARTICLE 9.
CLOSING
9.1 Closing. The consummation of the purchase and sale of the Purchased Assets and the related transactions and deliveries provided for herein (“Closing”) shall take place upon satisfaction of all conditions set forth in Sections 7 and 8 of this Agreement (“Closing Date”) on November 12, 2008 or such other date as the parties may mutually agree.
9.2 Documents to be Delivered by Seller. At the Closing, the following instruments and documents shall be delivered or provided to Buyer by Seller:
(a) Warranty bills of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all of Seller’s title and interest in the Purchased Assets;
(b) Assignment of the FDA Approval to Buyer; and
(c) Assignment of Patents.
9.3 Documents to be Delivered by Buyer. At the Closing, the following instruments and documents shall be delivered or provided by Buyer to the party or parties indicated:
(a) Purchase Price.

ARTICLE 10.
TRANSFER OF KNOW-HOW AND CONFIDENTIAL INFORMATION
10.1 Know-How Transfer. Seller agrees to provide to Buyer 40 hours (or such greater number of hours as the parties may mutually agree in writing) of access to one or more of Seller’s technical consultants who is skilled and knowledgeable regarding the Human RFID Products between the Effective Date and December 31, 2009 (the “Know-How Transfer Period”), to teach and explain to Buyer all vendors, supplier, and technical information necessary to manufacture all components including, without limitation, the pocket readers, transponders, implanters, and packaging necessary to manufacture products for the Human RFID Field that are compatible to and replicate the Business (“Confidential Information”). Seller shall not be obligated to retain any employees of Seller during the Know-How Transfer Period. Seller further agrees that Buyer may, after March 10, 2009, enter into a direct consulting or other arrangement with Ezequiel Mejia for additional services. Buyer is granted a right and an irrevocable license to use, copy, modify, make derivative works of, sublicense, distribute any and all such Confidential Information in the manufacturing, developing, improving, selling and marketing of Human RFID Products in the Human RFID Field, subject to the conditions detailed below in Section 10.2.
10.2 Confidentiality. Each party agrees to keep the Confidential Information confidential. Each party shall limit disclosure of the Confidential Information to its employees, directors, officers, consultants, contractors, attorneys, advisors and agents who otherwise have a need to know the Confidential Information in connection with its business and provided that are advised of and agree to the obligations contained in this Section 10.2. Each party shall use at least the same degree of care in handling the Confidential Information as it uses with regard to its other confidential information, and, at a minimum, shall use reasonable care to protect the Confidential Information. The obligations of this Section 10.2 are continuing in nature and shall survive termination or expiration of this Agreement.
ARTICLE 11.
POST-CLOSING OBLIGATIONS OF THE PARTIES
On and after the Closing Date:
11.1 Each party shall execute all certificates, instruments and other documents and take all actions reasonably requested by the other party to effectuate the purposes of this Agreement and to consummate and evidence the consummation of the transactions herein provided for. From time to time at or after the Closing Date, at the request of Buyer, Seller and Digital Angel each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as Buyer reasonably may request in order to (i) effectuate the release of any liens, claims or encumbrances on any of the Purchased Assets, and to record the release of any such liens, claims or encumbrances in the offices in which any such liens have been filed, and (ii) effectuate the transfer of the Purchased Assets that constitute intellectual property, including the filing of the transfer with the U.S. Patent Office.
11.2 Seller shall take all actions reasonably necessary or appropriate to put the Buyer in immediate actual possession and operating control of all of the Purchased Assets.
11.3 Seller and Digital Angel, jointly and severally, will indemnify and hold Buyer harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation, reasonable attorneys’ fees and other reasonable legal costs and expenses) arising out of any breach of a representation or warranty or covenant made by Seller or Digital Angel in this Agreement, in any exhibit or schedule attached to this Agreement, or in any agreement, instrument, or document provided to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby. Buyer will indemnify and hold Seller and Digital Angel harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation, reasonable attorneys’ fees and other reasonable legal costs and expenses) arising out of any breach of a representation or warranty or covenant made by Buyer in this Agreement, in any exhibit or schedule attached to this Agreement, or in any agreement, instrument, or document provided to Seller by or on behalf of Buyer in connection with the transactions contemplated hereby. The indemnification obligations under this Section 11.3 shall survive execution of this Agreement for a period of two (2) years. The maximum liability of Seller and Digital Angel or Buyer under this Section 11.3 shall be $250,000.

ARTICLE 12.
NON-COMPETITION
12.1 Non-Competition.  During the period beginning on the Closing Date and ending five (5) years later (the “Non-Compete Period”), (i) the Buyer and its successors and assigns shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly anywhere in any business competitive with Seller and/or Seller’s business operations (as presently conducted by the Closing Date), and (ii) the Seller, Digital Angel, and their respective successors and assigns shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly anywhere in any business competitive with Buyer and/or Buyer’s business operations (as conducted prior to May 15, 2008) or grant to any third party a license to use the Retained Patents in the Human RFID Field. The Buyer, the Seller and Digital Angel each expressly acknowledge and agree that each and every restriction imposed by this Section 12.1 is reasonable with respect to subject matter and time period.
12.2 Injunctive Relief; Enforcement.  Each the Buyer and Seller acknowledges and agrees that in the event of a breach of any of the provisions of this Article 12, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the non-breaching party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or providing actual damages.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article 12 is invalid or unenforceable, each of Buyer and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE 13.
TERMINATION
13.1 Termination. Subject to Section 4.7(d), this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by mutual written consent of Buyer and Seller;
(b) by Buyer or Seller if (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity that would make consummation of the transactions contemplated by this Agreement illegal;
(c) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within ten (10) calendar days after written notice to Seller; or
(d) by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of any Buyer and such breach has not been cured within ten (10) calendar days after written notice to Buyer.
ARTICLE 14.
WAIVERS; AMENDMENTS; ASSIGNMENT; SUCCESSORS AND ASSIGNS
14.1 Effect of Waiver. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof.
14.2 Modification of Agreement. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.
14.3 Assignment; Successors and Assigns. Except as otherwise specifically set forth in this Agreement, this Agreement shall not be assignable by any party without the prior written consent of the other; notwithstanding the foregoing, this Agreement may be transferred by the Buyer in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by persons other than the parties hereto.

ARTICLE 15.
MISCELLANEOUS PROVISIONS
15.1 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
15.2 Binding Effect. The Covenants Not to Sue set forth in Sections 4.7 and 5.4 above inure to the benefit of, and are binding on, the successors, transferees, and/or assignees of (a) the parties, (b) substantially the entire business of each of the parties, and (c) any of the Assigned Patents or Retained Patents.
15.3 Additional Third-Party Beneficiaries. The Covenants Not to Sue set forth in Sections 4.7 and 5.4 above inure to the benefit of the customers, distributors, dealers and users, officers, agents, employees, and/or other authorized representatives of the parties hereto.
15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.
15.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered via certified or registered mail, or recognized courier, delivery confirmation or return receipt requested:

(a)	If to Seller, to:	DESTRON FEARING CORPORATION
490 Villaume Avenue
South St. Paul, Minnesota 55075-2443
Attention: President
Facsimile: 651-455-0217

	with a copy to:	Digital Angel Corporation
Attention: General Counsel
Facsimile: 561-431-8562

(b)	If to Buyer, to:	VERICHIP CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: William J. Caragol
Facsimile: 561-805-8001

	with a copy to:	Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.
Facsimile: 954-463-2030
or to such other person(s) and address(es) as either party shall have specified in writing to the other.
15.6 Entire Agreement. Seller and Buyer agree that this Agreement and its Exhibit and Schedules and the other contracts and deeds referenced in and required by this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.
15.7 Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of New York. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in New York, New York.
15.8 Captions and Headings. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
15.9 Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.
15.10 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.
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IN WITNESS WHEREOF, Seller, Digital Angel and Buyer have caused this Agreement to be duly executed as of the date first above written.

SELLER: DESTRON FEARING CORPORATION
By:	/s/ Joseph Grillo
Joseph Grillo

DIGITAL ANGEL CORPORATION
By:	/s/ Joseph Grillo
Joseph Grillo

BUYER: VERICHIP CORPORATION
By:	/s/ William J. Caragol
William J. Caragol